EXHIBIT 99.1

                          THE L. S. STARRETT COMPANY
                             Athol, Massachusetts

                                                                 May 5, 2005

To the Stockholders:

      Presented below are the comparative operating figures for the Company for the periods ended in March 2005 and 2004.

      The results for the third quarter show an increase in sales, but a drop in net earnings. Net earnings of the quarters were comparable excluding the $.05 a share benefit from LIFO inventory liquidations last year. Earnings for the current quarter were negatively impacted by the additional expenses incurred with the start up of operations at the Company's new Dominican Republic facility and increased costs of raw material, energy, and Sarbanes-Oxley compliance.

      This quarter our sales increase is all attributable to our international operations, with domestic sales being flat on a quarter-to-quarter basis reflecting the ebb and flow we see in the domestic economy. I expect that this sales trend and additional Dominican Republic start-up expenses will continue through the balance of this fiscal year.


                                             D. A. Starrett
                                             President and CEO


                        SUMMARY OF CONSOLIDATED RESULTS

                               13 Weeks Ended March    39 Weeks Ended March
                                 2005       2004         2005        2004

Net sales                     50,028,174 44,945,272  146,077,974 131,039,945

Earnings (loss) before income
  taxes                           50,939    179 864    3,697,904  (4,878,703)
Income tax provision (benefit)   (98,600)  (264,100)     572,700  (2,395,000)

Net earnings (loss)              149,539    443,964    3,125,204  (2,483,703)

Basic and diluted earnings (loss)
  per share                          .02        .07          .47        (.37)


Dividends per share                  .10        .10          .30         .30


The above figures are in part estimates and are subject to audit and year-end adjustments. Except for historical information contained herein, the matters discussed may involve forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially, including statements concerning future financial performance, economic and political conditions, write-downs and reserves, reorganization plans, currency fluctuations and foreign operations. Factors that may affect future results include the possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K.